UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 2)*

TIPTREE FINANCIAL INC.

(Name of Issuer)
Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)
88822Q103

(CUSIP Number)
June 23, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON THE GOLDMAN SACHS GROUP, INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 35,930
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 35,930
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,930
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON HC-CO

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GOLDMAN, SACHS & CO.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 35,930
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 35,930
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 35,930
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON BD-PN-IA

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GS ADVISORS VI, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GS CAPITAL PARTNERS VI FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GSCP VI ADVISORS, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GSCP VI OFFSHORE ADVISORS, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GS CAPITAL PARTNERS VI GMBH & CO. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GOLDMAN, SACHS MANAGEMENT GP GMBH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GS CAPITAL PARTNERS VI PARALLEL, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON GSCP VI PARALLEL PROSIGHT, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON PROSIGHT EQUITY MANAGEMENT INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON PROSIGHT PARALLEL INVESTMENT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 88822Q103	13G

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON PROSIGHT INVESTMENT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER 0
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 0
EACH REPORTING	7	SOLE DISPOSITIVE POWER 0
PERSON WITH	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON OO

Item 1. (a)                      Name of Issuer

TIPTREE FINANCIAL INC.

Item 1. (b)                      Address of Issuer’s Principal Executive Offices

780 Third Avenue, 21st Floor,
New York, New York 10017
Item 2. (a)                      Name of Persons Filing

This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”):

THE GOLDMAN SACHS GROUP, INC.;
GOLDMAN, SACHS & CO.;
GS ADVISORS VI, L.L.C.;
GS CAPITAL PARTNERS VI FUND, L.P.;
GSCP VI ADVISORS, L.L.C.;
GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.;
GSCP VI OFFSHORE ADVISORS, L.L.C.;
GS CAPITAL PARTNERS VI GMBH & CO. KG;
GOLDMAN, SACHS MANAGEMENT GP GMBH ;
GS CAPITAL PARTNERS VI PARALLEL, L.P.;
GSCP VI PARALLEL PROSIGHT, L.L.C.;
ProSight Equity Management Inc.;
ProSight Parallel Investment LLC; and
PROSIGHT INVESTMENT LLC

Item 2. (b)                      Address of Principal Business Office or, if None, Residence

THE GOLDMAN SACHS GROUP, INC., GOLDMAN, SACHS & CO., GS ADVISORS VI, L.L.C.,
GS CAPITAL PARTNERS VI FUND, L.P., GSCP VI ADVISORS, L.L.C., GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P., GSCP VI OFFSHORE ADVISORS, L.L.C., GS CAPITAL PARTNERS VI GMBH & CO. KG, GOLDMAN, SACHS MANAGEMENT GP GMBH, GS CAPITAL PARTNERS VI PARALLEL, L.P., GSCP VI PARALLEL PROSIGHT, L.L.C., ProSight Equity Management Inc., ProSight Parallel Investment LLC, PROSIGHT INVESTMENT LLC:
200 West Street
New York, NY 10282

Item 2. (c)                      Citizenship

THE GOLDMAN SACHS GROUP, INC. - Delaware
GOLDMAN, SACHS & CO. - New York
GS ADVISORS VI, L.L.C. - Delaware
GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
GSCP VI ADVISORS, L.L.C. - Delaware
GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman     Islands
GSCP VI OFFSHORE ADVISORS, L.L.C. - Delaware
GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
GOLDMAN, SACHS MANAGEMENT GP GMBH - Germany
GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware
GSCP VI PARALLEL PROSIGHT, L.L.C. - Delaware
ProSight Equity Management Inc. - Delaware
ProSight Parallel Investment LLC - Delaware
PROSIGHT INVESTMENT LLC – Delaware

Item 2. (d)                      Title of Class of Securities

Class A Common Stock, par value $0.001 per share
Item 2. (e)                      CUSIP Number

88822Q103

Item 3.                        If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a).	[ ]	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).
(b).	[ ]	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).
(c).	[ ]	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d).	[ ]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e).	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f).	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g).	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h).	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i).	[ ]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j).	[ ]	A non- U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k).	[ ]	A group, provided that all the members are persons specified with Rule 13d-1(b)(1)(ii)(A) through (J).

If filing as a non-US institution in accordance with Rule 13d-1(b) (1)(ii)(J), please specify the type of institution:
Item 4.                        Ownership*

(a)	Amount beneficially owned:

See the response(s) to Item 9 on the attached cover page(s).

(b)	Percent of class:

See the response(s)to Item 11 on the attached cover page(s).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See the response(s) to Item 5 on the attached cover page(s).

(ii) Shared power to vote or to direct the vote:

See the response(s) to Item 6 on the attached cover page(s).

(iii) Sole power to dispose or to direct the disposition of:

See the response(s) to Item 7 on the attached cover page(s).

(iv) Shared power to dispose or to direct the disposition of:

See the response(s) to Item 8 on the attached cover page(s).

This statement is being filed by The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co. (“Goldman Sachs”), GS Advisors VI, L.L.C. (“GS Advisors”), GSCP VI Advisors, L.L.C. (“GSCP VI Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP VI Offshore Advisors”), Goldman, Sachs Management GP GMBH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital VI”), GS Capital Partners VI Offshore Fund, L.P. (“GS Capital VI Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany VI”), GS Capital Partners VI Parallel, L.P. (“GS Capital VI Parallel”), GSCP VI Parallel ProSight, L.L.C. (“GS Capital VI Parallel ProSight” and together with GS Capital VI, GS Capital VI Offshore, GS Germany VI and GS Capital VI Parallel, the “Funds”), ProSight Equity Management Inc. (“ProSight Equity”), ProSight Investment LLC (“ProSight Investment”) and ProSight Parallel Investment LLC (“ProSight Parallel Investment” and collectively, the “Reporting Persons”). Goldman Sachs is a subsidiary of GS Group.
The 5,596,000 of the shares of Class A Common Stock, par value $0.001 per share (“Common Stock”), of Tiptree Financial Inc. (the “Company”) reported herein as sold were received by indirect subsidiaries of ProSight Global Holdings Ltd. (“ProSight Global”) on August 5, 2014 in exchange for their limited partnership interests in Tiptree Financial Partners, LP.  ProSight Investment and ProSight Parallel Investment are shareholders of ProSight Global. ProSight Equity is the manager of ProSight Investment and ProSight Parallel Investment. The Funds own ProSight Investment and ProSight Parallel Investment.In accordance with Rule 13d-4, the filing of this Schedule 13G shall not be construed an admission that any of the Reporting Persons share or have beneficial ownership of the Common Stock of the Company.
Item 5.                      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.                      Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.                      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

See Exhibit (99.2)

Item 8.                      Identification and Classification of Members of the Group

Not Applicable.

Item 9.                      Notice of Dissolution of Group

Not Applicable.

Item 10.                    Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
_________________________
 *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief,  I certify that the information set forth in this statement is true, complete and correct.

Date: June 27, 2016

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GOLDMAN, SACHS & CO.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GS ADVISORS VI, L.L.C.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GS CAPITAL PARTNERS VI FUND, L.P.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GSCP VI ADVISORS, L.L.C.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GSCP VI OFFSHORE ADVISORS, L.L.C.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GS CAPITAL PARTNERS VI GMBH & CO. KG

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GOLDMAN, SACHS MANAGEMENT GP GMBH

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

GSCP VI PARALLEL PROSIGHT, L.L.C.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

PROSIGHT EQUITY MANAGEMENT INC.

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

PROSIGHT PARALLEL INVESTMENT LLC

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

PROSIGHT INVESTMENT LLC

By:	/s/ Jeremy Kahn
	Name:	Jeremy Kahn
	Title:	Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement (incorporated by reference to Exhibit 99.1 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.2	Item 7 Information
99.3	Power of Attorney, relating to THE GOLDMAN SACHS GROUP, INC. (incorporated by reference to Exhibit 99.3 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.4	Power of Attorney, relating to GOLDMAN, SACHS & CO. (incorporated by reference to Exhibit 99.4 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.5	Power of Attorney, relating to GS ADVISORS VI, L.L.C. (incorporated by reference to Exhibit 99.5 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.6	Power of Attorney, relating to GS CAPITAL PARTNERS VI FUND, L.P. (incorporated by reference to Exhibit 99.6 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.7	Power of Attorney, relating to GSCP VI ADVISORS, L.L.C. (incorporated by reference to Exhibit 99.7 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.8	Power of Attorney, relating to GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (incorporated by reference to Exhibit 99.8 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.9	Power of Attorney, relating to GSCP VI OFFSHORE ADVISORS, L.L.C. (incorporated by reference to Exhibit 99.9 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.10	Power of Attorney, relating to GS CAPITAL PARTNERS VI GMBH & CO. KG (incorporated by reference to Exhibit 99.10 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.11	Power of Attorney, relating to GOLDMAN, SACHS MANAGEMENT GP GMBH (incorporated by reference to Exhibit 99.11 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.12	Power of Attorney, relating to GS CAPITAL PARTNERS VI PARALLEL, L.P. (incorporated by reference to Exhibit 99.12 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.13	Power of Attorney, relating to GSCP VI PARALLEL PROSIGHT, L.L.C. (incorporated by reference to Exhibit 99.13 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.14	Power of Attorney, relating to ProSight Equity Management Inc. (incorporated by reference to Exhibit 99.14 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.15	Power of Attorney, relating to ProSight Parallel Investment LLC (incorporated by reference to Exhibit 99.15 to Amendment 1 to Schedule 13G filed February 12, 2016)
99.16	Power of Attorney, relating to PROSIGHT INVESTMENT LLC (incorporated by reference to Exhibit 99.16 to Amendment 1 to Schedule 13G filed February 12, 2016)